CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 7 to Registration Statement No. 333-58643 of Morgan Stanley Value Fund (the
"Fund"), on Form N-1A of our report dated November 17, 2004, appearing in the
September 30, 2004 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent
Registered Public Accounting Firm" and "Financial Statements" in the Statement
of Additional Information.

Deloitte & Touche LLP
New York, New York
November 29, 2004